Contact:	Brian Beades 212-810-5596 ahr-info@blackrock.com

Anthracite Capital Declares Quarterly Cash Dividend of $0.31 Per Common Share

New York, September 10, 2008 – Anthracite Capital, Inc. (“Anthracite” or the “Company”) (NYSE:AHR) today announced that its Board of Directors (the “Board”) has declared a third quarter 2008 cash dividend of $0.31 per share of common stock.  The common stock cash dividend will be payable on October 31, 2008 to stockholders of record on September 30, 2008.  The annualized dividend yield is 21.7% based upon the $5.72 closing price of Anthracite’s common stock on September 10, 2008.

The Board also declared the following quarterly dividends for each class of the Company’s preferred stock:

	Record Date	Payable Date	Dividend per Share
9.375% Series C Preferred Stock	October 10, 2008	October 31, 2008	$0.5859375
8.25% Series D Preferred Stock	October 10, 2008	October 31, 2008	$0.5156250
12% Series E-1 Preferred Stock	October 1, 2008	November 3, 2008	30.00
12% Series E-2 Preferred Stock	October 1, 2008	November 3, 2008	30.00

Jeffrey C. Keil also announced his intention to retire from the Board effective December 11, 2008.  Mr. Keil has served on Anthracite’s Board of Directors since March 1998, is the Chairman of the Company’s Audit Committee and is a member of the Company’s Compensation Committee.

Chris Milner, Chief Executive Officer of the Company, stated, “On behalf of the entire Board of Directors, I would like to thank Jeff for his dedication to the Company and its shareholders.  For over 10 years, we have benefited from Jeff’s valuable contributions which have enhanced the efforts of the entire team.”

"Mr. Keil has provided outstanding service on Anthracite’s Board from its initial public offering and throughout several market cycles." said Carl Geuther, Chairman of the Board.  “It has been a pleasure to work with Jeff over the years and we wish him the very best."

Dividend Reinvestment and Stock Purchase Plan
As previously reported, if you are a participant in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"), please note that the dividend reinvestment portion of the Plan has been reinstated for all dividend payments made after September 8, 2006, and for all future dividend payment dates, with a discount of 2%.  The optional cash purchase portion of the Plan also has been reinstated for all investment periods commencing after October 1, 2006, with a discount of 1%.

To request a prospectus and receive enrollment materials or to ask questions about the Plan, interested investors and stockholders may contact the Company's transfer agent, American Stock

Transfer & Trust Company, at 1-877-248-6416, or Investor Relations, Anthracite Capital, Inc., at 212-810-3333.  The Company's website address is www.anthracitecapital.com.

About Anthracite
Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities.  Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.428 trillion in global assets under management at June 30, 2008.  BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, Inc., provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors.

Forward-Looking Statements
This press release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of Anthracite’s assets; (3) the relative and absolute investment performance and operations of BlackRock Financial Management, Inc. (“BlackRock”), Anthracite’s Manager; (4) the impact of increased competition; (5) the impact of future acquisitions or divestitures; (6) the unfavorable resolution of legal proceedings; (7) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to Anthracite or BlackRock; (8) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and Anthracite; (9) the ability of BlackRock to attract and retain highly talented professionals; (10) fluctuations in foreign currency exchange rates; and (11) the impact of changes to tax legislation and, generally, the tax position of the Company.

Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2007 and Anthracite’s subsequent filings with the SEC, accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com.  The information contained on the Company’s website is not a part of this press release.